UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/29/2006

Patriot Motorcycle Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  333-75791

Nevada	13-3961109
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1062 Calle Negocio, Suite F
San Clemente, CA 92673
(Address of principal executive offices, including zip code)

949 488 0434
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In September 2006, the Registrant entered into a Secured Credit Agreement to borrow up to an aggregate of $2,000,000 on an secured basis from a group of accredited investors. On September 22, 2006, pursuant to that Secured Credit Agreement, the Registrant issued Secured Notes in the aggregate amount of $612,500. On September 29, 2006, pursuant to that Secured Credit Agreement, the Registrant issued additional Secured Notes in the aggregate amount of $287,500. The bridge loan bears interest at 10% and is due and payable in March, 2007. As additional consideration for the issuance of Secured Notes, the lenders were granted up to an aggregate of 200,000 common stock purchase warrants exercisable to purchase an equal number of shares of the Registrant's common stock at $5 per share until September 30, 2009. The Registrant is required to register the common stock issuable on exercise of the common stock purchase warrants.

The Registrant also issued on the same terms and conditions as a consulting fee an additional 200,000 common stock purchase warrants and will pay a commission of ten percent plus a financial advisory fee of $100,000. The loan will be used for working capital and will be repaid from proceeds of an anticipated subsequent issuance of securities.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patriot Motorcycle Corporation

Date: September 29, 2006	By:	/s/ David M. Gernak
David M. Gernak
Chief FInancial Officer